EXHIBIT 99.2

[CRYOLIFE LOGO]

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE
Media Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Expands Stock Repurchase Program

ATLANTA, GA (November 1, 2011) -- CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today that its Board of Directors authorized the Company’s purchase of $15 million of its common stock through December 31, 2012.  The $15 million in new purchases includes approximately $7.7 million remaining from a $15 million stock repurchase program that the Board of Directors authorized in May 2010 and that was set to expire in mid-2012.  Under this program, the purchase of shares can be made from time to time in the open market or through privately negotiated transactions on such terms as management deems appropriate, and will be dependant upon various factors, including price, regulatory requirements and other market conditions.  The Company may enter into agreements from time to time that provide for common stock repurchases during Company announced “blackout periods” of such securities in compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934.

Steven G. Anderson, president and chief executive officer, noted, “CryoLife’s Board of Directors continues to believe that the stock repurchase program provides the appropriate flexibility for the potential strategic use of the company's cash.  Since mid-2010, we have purchased more than $7 million of the company’s shares, while also completing the Starch Medical licensing agreement, the Cardiogenesis acquisition and the equity investment in ValveXchange.  This demonstrates our proven ability to effectively manage the balance between share repurchases and our goal of pursuing other corporate objectives, including business development and acquisition opportunities.”

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina.  Its market leading FDA-approved Holmium: YAG laser console and single use, fiber-optic handpieces are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR).

1655 Roberts Boulevard    Kennesaw, Georgia  30144
(770) 419-3355 Phone     (770) 426-0031 Fax     e-mail:  info@cryolife.com
http://www.cryolife.com

For additional information about CryoLife, visit CryoLife’s website, http://www.cryolife.com/.

Statements made in this press release that look forward in time or that express the beliefs, expectations or hopes of CryoLife’s management are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include the implication that CryoLife may purchase $15 million of its common stock by December 31, 2012.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that, even though CryoLife is authorized to purchase up to $15 million of its common stock through December 31, 2012, CryoLife may choose to use its available cash for other business.  CryoLife may choose to pursue strategic business opportunities, investments and acquisitions that may require a disproportionate amount of cash in comparison to the cash allocated for the stock repurchase program.  Also, variances in CryoLife’s stock price may cause stock repurchases to become a less attractive use of capital in 2011 and 2012.  There is no guarantee that CryoLife’s Board of Directors will extend the program beyond December 31, 2012 if $15 million of its common stock has not been repurchased by the Company by that date, and material business developments that could arise from time to time could prohibit the Company from buying shares in the public market until such developments are publicly disclosed.  CryoLife’s decisions regarding the use of its cash and other assets remain subject to change based on the changing dynamics of our Company and the economy in general.  For a discussion of additional risks impacting CryoLife’s business, see the Company’s Form 10-K for the year ended December 31, 2010, its Form 10-Q filings for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and CryoLife's other SEC filings.  The Company does not undertake to update its forward-looking statements.